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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


Board of Directors
U.S. Physical Therapy, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-63446, 33-63444, 33-91004, 33-93040, 333-30071, and 333-64159) on Form S-8 of
U.S. Physical Therapy, Inc. of our report dated March 8, 2001, relating to the consolidated balance sheets of U.S. Physical Therapy, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, and the related schedule for the years ended December 31, 2000 and 1999, which report appears in the December 31, 2000, annual report on Form 10-K of U.S. Physical Therapy, Inc.



                                                KPMG LLP

Houston, Texas
March 28, 2001